Exhibit 32
Written Statement of the Chief Executive Officer
and the Chief Financial Officer
Pursuant to 18 U.S.C. §1350
Solely for the purposes of complying with 18 U.S.C. §1350, we, the undersigned President and Chief Executive Officer and Executive Vice President, Chief Financial Officer and Treasurer of The Marcus Corporation (the “Company”), hereby certify, based on our knowledge, that the Annual Report on Form 10-K of the Company for the year ended December 26, 2024 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Gregory S. Marcus
Gregory S. Marcus
President and Chief Executive Officer

/s/ Chad M. Paris
Chad M. Paris
Chief Financial Officer and Treasurer

DATE: February 27, 2025